Exhibit 99.1

260 Hudson River Road Waterford, NY 12188 momentive.com	NEWS RELEASE

FOR IMMEDIATE RELEASE
Momentive Announces Fourth Quarter and Fiscal Year 2017 Results
Fourth Quarter Highlights:

•	Net sales of $599 million, a 10% increase year-over-year

•	Segment EBITDA of $83 million, a 28% increase year-over-year

•	Segment EBITDA margin of 13.9%, a 190bp increase year-over-year

•	NXT* capacity expansion has been completed and production will ramp up in first half of 2018

•	Implementing broad based pricing actions throughout portfolio
Fiscal Year 2017 Highlights:

•	Net sales of $2.3 billion, a 4% increase year-over-year

•	Segment EBITDA of $293 million, a 23% increase year-over-year

•	Segment EBITDA margin of 12.6%, a 190bp increase year-over-year

•	Reduced net leverage[1] by 0.7x during FY 2017 to 4.0x as of December 31, 2017

•	Maintained significant financial flexibility while investing for growth. Liquidity of $387 million

WATERFORD, N.Y. (February 8, 2018) - MPM Holdings Inc. (“Momentive” or the “Company”) (OTCQX: MPMQ) today announced results for the fourth quarter and year ended December 31, 2017.

“We are pleased to report another year of strong growth and margin expansion,” said Jack Boss, Chief Executive Officer and President. “Our continued momentum is reflective of the underlying attractiveness and versatility of silicones technology, the breadth of our applications and a clearly defined strategy to accelerate profitable growth and transform our global operations. We continue to improve our portfolio mix by focusing our investments in our higher margin specialty products, as well as driving ongoing cost and productivity initiatives. As we look out into 2018, we see continued strong demand, solid and improving industry fundamentals and significant upside in the capital investments we have made in our specialty product portfolio over the last several years.”

Fourth Quarter 2017 Results
Net Sales. Net sales for the three months ended December 31, 2017 were $599 million, an increase of 10% compared with $544 million in the prior year. The increase in net sales was driven by volume gains in Momentive’s Performance Additives segment

1 Defined as total principal value of debt less cash and cash equivalents divided by Segment EBITDA and the specialty portion of the Company’s Formulated and Basic Silicones product portfolio. Volume gains were driven by increased demand in consumer, automotive and personal care end markets.

Net Income (Loss). Net income for the three months ended December 31, 2017 was $19 million compared with a net loss of $118 million in the prior year period.

Segment EBITDA. Segment EBITDA for the three months ended December 31, 2017 was $83 million, an increase of 28% compared with $65 million in the prior year period. The increase in Segment EBITDA was driven by volume growth in the specialty portion of the Company’s Formulated and Basic Silicones product portfolio, operating leverage within the Quartz Technologies segment and strategic capital investments. Subsequent to quarter end, Momentive implemented price increases across its entire product portfolio which are expected to benefit the Company in fiscal year 2018.

Fiscal Year 2017 Results

Net Sales. Net sales for the twelve months ended December 31, 2017 were $2.33 billion, an increase of 4% compared with $2.23 billion in the prior-year. The increase in net sales was driven by volume gains in Momentive’s Performance Additives segment and the specialty portion of the Company’s Formulated and Basic Silicones product portfolio, partially offset by Momentive’s strategic decision to deemphasize the sale of lower margin products. Volume gains were driven by increased demand in consumer, automotive and electronics end markets.

Net Income (Loss). Net Income for the twelve months ended December 31, 2017 was $0 compared with a net loss of $163 million in the prior year period.

Segment EBITDA. Segment EBITDA for the twelve months ended December 31, 2017 was $293 million, an increase of 23% compared with $238 million in the prior year period. The increase in Segment EBITDA was driven primarily by the same factors that contributed to fourth quarter 2017 Segment EBITDA growth.

Segment Results
The following tables reflect net sales and Segment EBITDA by reportable segment for the fourth quarter and year ended December 31, 2017 and 2016. See “Non-U.S. GAAP Measures” and Schedule 4 to this release for further information regarding Segment EBITDA and for a reconciliation of net (loss) income to Segment EBITDA.

Net Sales (1):
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Performance Additives	$230	$211	$900	$849
Formulated and Basic Silicones	319	287	1,229	1,212
Quartz Technologies	50	46	202	172
Total	$599	$544	$2,331	$2,233
(1) Intersegment sales are not significant and, as such, are eliminated within the selling segment.

Segment EBITDA:
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Performance Additives	$48	$48	$188	$187
Formulated and Basic Silicones	34	20	105	70
Quartz Technologies	10	7	40	20
Corporate	(9)	(10)	(40)	(39)
Total	$83	$65	$293	$238

Liquidity and Balance Sheet
At December 31, 2017, Momentive had net debt, which is total debt less cash and cash equivalents, of approximately $1.1 billion. In addition, at December 31, 2017, Momentive had $387 million in liquidity, including $173 million of unrestricted cash and cash equivalents, and $214 million of availability under its senior secured asset-based revolving loan (“ABL”) facility (undrawn, with $56 million letters of credit outstanding). Momentive expects to have adequate liquidity to fund its operations for the foreseeable future from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under the ABL facility.

Earnings Call

Momentive will host a teleconference to discuss fourth quarter and year ended December 31, 2017 results on Thursday, February 8, 2018, at 10 a.m. Eastern Time. Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: (844) 309-6571
International Participants: (484) 747-6920
Participant Passcode: 9069325

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.momentive.com. A replay of the call will be available for three weeks beginning at 2 p.m. Eastern Time on February 8, 2018. The playback can be accessed by dialing (855) 859-2056 (U.S.) and +1 (404) 537-3406 (International). The passcode is 9069325. A replay also will be available through the Investor Relations section of the Company’s website.

Non-U.S. GAAP Measures

Segment EBITDA is defined as EBITDA (earnings before interest, income taxes, depreciation and amortization) adjusted for certain non-cash and certain other income and expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Segment EBITDA should not be considered a substitute for net (loss) income or other results reported in accordance with accounting principles generally accepted in the United States (“GAAP”). Segment EBITDA may not be comparable to similarly titled measures reported by other companies. See Schedule 4 to this release for a reconciliation of net income (loss) to Segment EBITDA.

Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro-forma basis, including the expected future cost savings from business optimization or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. The Company believes that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Adjusted EBITDA is not a defined term under GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net (loss) income determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not take into account certain items such as interest and principal payments on the

Company’s indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of the Company’s costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of the Company’s operations, it is a necessary element of the Company’s costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the indentures should not be considered as an alternative to interest expense. See Schedule 5 to this release for a reconciliation of net (loss) income to Adjusted EBITDA and the calculation of the Adjusted EBITDA to Fixed Charges ratio.

Forward-Looking and Cautionary Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements related to our transformation and restructuring activities, growth and productivity initiatives, anticipated cost savings, growth, and market recovery, the impact of work stoppage and other incidents on our operations and competitiveness. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the impact of work stoppage and other incidents on our operations, changes in governmental regulations or interpretations thereof and related compliance and litigation costs, adverse rulings in litigation, difficulties with the realization of our cost savings in connection with transformation and strategic initiatives, including transactions with our affiliate, Hexion Inc., pricing actions by our competitors that could affect our operating margins, the impact of our growth and productivity investments, our ability to realize the benefits there from, and the timing thereof, our ability to obtain additional financing, and the other factors listed in the Risk Factors section of our SEC filings. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-

looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About Momentive

Momentive is a global leader in silicones and advanced materials, with a 75 plus year heritage of being first to market with performance applications that support and improve everyday life. Momentive delivers science-based solutions for major industries, by linking its custom technology platforms to allow the creation of unique solutions for customers. Additional information is available at www.momentive.com.

Contact
Media and Investors:
John Kompa
614-225-2223
john.kompa@momentive.com

*NXT is a trademark of Momentive Performance Materials Inc.

(See Attached Financial Statements)

MPM HOLDINGS INC.
SCHEDULE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(In millions)	2017	2016	2017	2016
Net sales	$599	$544	$2,331	$2,233
Cost of sales	453	474	1,831	1,845
Gross profit	146	70	500	388
Selling, general and administrative expense	81	109	333	347
Research and development expense	16	14	64	64
Restructuring and discrete costs	—	31	6	42
Other operating loss (income), net	7	9	9	19
Operating income (loss)	42	(93)	88	(84)
Interest expense, net	20	19	80	76
Non-operating (income) expense, net	(1)	(9)	(8)	(7)
Gain on extinguishment of debt	—	—	—	(9)
Reorganization items, net	1	1	1	2
Income (loss) before income taxes and earnings from unconsolidated entities	22	(104)	15	(146)
Income tax expense	4	14	15	18
Income (loss) before earnings from unconsolidated entities	18	(118)	—	(164)
Earnings from unconsolidated entities, net of taxes	1	—	—	1
Net income (loss)	19	(118)	—	(163)

MPM HOLDINGS INC.
SCHEDULE 2: CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $1 and $4 at December 31, 2017 and 2016, respectively)	$174	$228
Accounts receivable (net of allowance for doubtful accounts of $4 at both December 31, 2017 and 2016)	323	280
Inventories:
Raw materials	153	119
Finished and in-process goods	292	271
Other current assets	51	50
Total current assets	993	948
Investment in unconsolidated entities	19	20
Deferred income taxes	11	9
Other long-term assets	11	20
Property and equipment:
Land	77	74
Buildings	338	307
Machinery and equipment	1,135	959
	1,550	1,340
Less accumulated depreciation	(383)	(265)
	1,167	1,075
Goodwill	216	211
Other intangible assets, net	300	323
Total assets	$2,717	$2,606
Liabilities and Equity
Current liabilities:
Accounts payable	$286	$238
Debt payable within one year	36	36
Interest payable	12	11
Income taxes payable	7	8
Accrued payroll and incentive compensation	68	61
Other current liabilities	108	123
Total current liabilities	517	477
Long-term liabilities:
Long-term debt	1,192	1,167
Pension liabilities	335	341
Deferred income taxes	60	66
Other long-term liabilities	69	73
Total liabilities	2,173	2,124

Equity
Common stock - $0.01 par value; 70,000,000 shares authorized; 48,121,634 and 48,058,114 shares issued and outstanding at December 31, 2017 and 2016, respectively	—	—
Additional paid-in capital	868	864
Accumulated other comprehensive loss	(18)	(76)
Accumulated deficit	(306)	(306)
Total equity	544	482
Total liabilities and equity	$2,717	$2,606

MPM HOLDINGS INC.
SCHEDULE 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)	Year Ended December 31, 2017	Year Ended December 31, 2016
Cash flows provided by operating activities
Net income (loss)	$—	$(163)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	154	185
Gain on insurance proceeds received for capital	(9)	—
Gain on the extinguishment of debt	—	(9)
Amortization of debt discount	25	23
Unrealized actuarial (gains) losses	(5)	33
Deferred income tax benefit	(9)	(17)
Stock-based compensation expense	4	3
Unrealized foreign currency gains	(6)	(3)
Loss due to impaired and scrapped assets	14	20
Other non-cash adjustments	—	(1)
Net change in assets and liabilities:
Accounts receivable	(30)	11
Inventories	(36)	(12)
Accounts payable	41	8
Income taxes payable	1	7
Other assets, current and non-current	8	(15)
Other liabilities, current and non-current	(39)	72
Net cash provided by operating activities	113	142
Cash flows used in investing activities
Capital expenditures	(170)	(117)
Purchases of intangible assets	(2)	(2)
Capital reimbursed from insurance proceeds	9	—
Purchase of a business	(9)	—
Change in restricted cash	3	—
Dividend from MPM	1	1
Proceeds from sale of assets	—	1
Net cash used in investing activities	(168)	(117)
Cash flows used in financing activities
Net short-term debt repayments	(1)	—
Repayments of long-term debt	—	(16)
Net cash used in financing activities	(1)	(16)
Increase (decrease) in cash and cash equivalents	(56)	9
Effect of exchange rate changes on cash	5	(2)
Cash and cash equivalents, beginning of period	224	217
Cash and cash equivalents, end of period	$173	$224
Supplemental disclosures of cash flow information
Cash paid for:
Interest	$57	$56
Income taxes, net of refunds	24	27
Non-cash investing activity:
Capital expenditures included in accounts payable	$23	$25

MPM HOLDINGS INC.
SCHEDULE 4: RECONCILIATION OF NET INCOME (LOSS) TO SEGMENT EBITDA (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net income (loss)	$19	$(118)	$—	$(163)
Interest expense, net	20	19	80	76
Income tax expense	4	14	15	18
Depreciation and amortization	37	53	154	185
Gain on extinguishment and exchange of debt	—	—	—	(9)

Items not included in Segment EBITDA:
Non-cash charges and other income and expense	$8	$11	$12	$26
Unrealized (gains) losses on pension and postretirement benefits	(6)	28	(5)	33
Restructuring and discrete costs	—	57	36	70
Reorganization items, net	1	1	1	2
Segment EBITDA	$83	$65	$293	$238

MOMENTIVE PERFORMANCE MATERIALS INC.
SCHEDULE 5: RECONCILIATION OF LAST TWELVE MONTHS NET LOSS TO ADJUSTED EBITDA (Unaudited)

December 31, 2017
LTM Period
Net income	$1
Interest expense, net	80
Income tax expense	15
Depreciation and amortization	154
EBITDA	250
Adjustments to EBITDA
Restructuring and discrete costs(a)	36
Reorganization items, net(b)	1
Unrealized gains on pension and postretirement benefits (c)	(5)
Pro forma cost savings (d)	3
Acquisitions (e)	1
Non-cash charges (f)	12
Adjusted EBITDA (g)	$298
Adjusted EBITDA less Capital Expenditures and Cash Taxes	113
Pro forma fixed charges(h)	$56
Ratio of Adjusted EBITDA to Fixed Charges(i)	5.32
Pro forma Fixed Charge Coverage Ratio(j)	2.02

(a)	Primarily includes expenses related to our global restructuring program, siloxane production transformation, work stoppage and certain other non-operating income and expenses.

(b)	Represents professional fees related to our reorganization.

(c)	Represents non-cash actuarial gains resulting from pension and postretirement liability curtailment and re-measurements.

(d)	Represents estimated cost savings, on a pro forma basis, from initiatives implemented or being implemented by management.

(e)	Reflects pro forma unrealized EBITDA related to Momentive’s acquisition of the operating assets of Sea Lion Technology, Inc. as if the business was acquired at the beginning of the LTM period.

(f)	Non-cash charges primarily include the effects of foreign exchange gains and losses and impacts of asset impairments and disposals, and stock-based compensation expense.

(g)
Effective September 30, 2017, our Nantong, China subsidiary was no longer designated as an Unrestricted Subsidiary under the ABL Facility and the indentures that govern our notes, resulting in an increase of $16 million in Adjusted EBITDA.

(h)	Reflects pro forma interest expense based on outstanding indebtedness and interest rates at December 31, 2017 adjusted for applicable restricted payments.

(i)
MPM’s ability to incur additional indebtedness, among other actions, is restricted under the indentures governing our notes, unless MPM has an Adjusted EBITDA to Fixed Charges ratio of at least 2.0 to 1.0. As of December 31, 2017, we were able to satisfy this test and incur additional indebtedness under these indentures.

(j)
Represents Pro forma Fixed Charge Coverage Ratio (the “FCCR”) as defined in the credit agreement for the ABL Facility. If the availability under the ABL Facility is less than the greater of (a) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time and, (b) $27 million, then the FCCR must be greater than 1.0 to 1.0.